Exhibit 99.1

ESQUIRE FINANCIAL HOLDINGS, INC.

REPORTS FIRST QUARTER 2022 RESULTS

Continued Strong Growth and Asset Sensitive Balance Sheet Well Positioned for Rising Rates

Jericho, NY – April 25, 2022 – Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (the “Company”), the financial holding company for Esquire Bank, National Association (“Esquire Bank”), today announced its operating results for the first quarter of 2022. Significant achievements during the quarter include:

●	Net income of $5.3 million, or $0.66 per diluted share, as compared to $6.7 million, or $0.83 per diluted share on a linked quarter basis. Net income for the fourth quarter of 2021 included a tax benefit of approximately $1.2 million, or $0.14 per diluted share, related to the exercise of certain stock options.

●	Returns on average assets and equity of 1.92% and 15.06%, respectively, as compared to 1.81% and 13.30% for the comparable prior year period.

●	Industry leading net interest margin of 4.43% anchored by variable rate commercial loans and low-cost core deposits. Approximately 54% of our loan portfolio is variable rate and tied to prime, positively impacting earnings as short-term interest rates increase.

●	Our loan portfolio increased $33.5 million, or 17% annualized, to $818.0 million on a linked quarter basis, as we continued to focus our efforts and resources on higher yielding variable rate commercial loans anchored by our national litigation portfolio. Excluding the final repayments of our Paycheck Protection Program (“PPP”) loans in the quarter, annualized loan growth was approximately 20%.

●	Continued solid credit metrics, asset quality and reserve coverage ratios with minimal nonperforming loans and a reserve for loan losses to total loans of 1.16%.

●	On April 1, 2022, the Company finalized the sale of its legacy NFL consumer post settlement loan portfolio to a third party sponsored entity (or “Fund”) in exchange for a nonvoting economic interest in the Fund valued at $13.5 million.

●	Deposits increased $61.5 million on a linked quarter basis, or 24% annualized, to $1.1 billion supported by our stable low-cost core deposits with a cost-of-funds of 0.10%. Demand deposits and escrow-based NOW accounts represented 45% and 34% of total deposits, respectively, and were a direct result of our highly efficient branchless and technology-enabled deposit platforms. Off-balance sheet sweep funds totaled $618.0 million at quarter end, representing additional sources of funding for future growth.

●	Continued stable payment processing fee income totaling $5.3 million across 68,000 small business clients nationally. Our technology enabled payments platform facilitated the processing of $6.2 billion in payment volume across 117.8 million transactions for our clients. Fee income represents 32% of total revenue.

●	For the fourth consecutive year, the Company was named a top performing institution by Raymond James (Top Performing Community Banks in the US for 2021).

●	Esquire Bank remains well above the bank regulatory “Well Capitalized” standards.

“Esquire’s industry leading performance metrics once again placed us among the top performing financial services companies in the country,” stated Tony Coelho, Chairman of the Board of Directors. “Our vision is to create a client-centric and technology-focused institution for our national verticals that is disruptive and valuable to these markets. We plan to continue to serve these markets, our shareholders, and team members with value creation beyond our financial sector peer group.”

“We believe our Company is ripe for growth in two expansive national markets primed for disruption,” stated Andrew C. Sagliocca, Chief Executive Officer and President. “There is tremendous potential in both the litigation and payment markets primarily due to the limited number of players and fragmented and inefficient approach to coupling financing, payment processing, and technology. We believe Esquire will be a leader in all three categories in both industries.”

First Quarter Earnings

Net income for the quarter ended March 31, 2022 was $5.3 million, or $0.66 per diluted share, compared to $4.2 million, or $0.53 per diluted share for the same period in 2021. Returns on average assets and equity for the current quarter were 1.92% and 15.06%, respectively, compared to 1.81% and 13.30% for the same period of 2021.

Net interest income for the first quarter of 2022 increased $1.7 million, or 17.2%, to $11.8 million, due to growth in average interest earning assets totaling $173.8 million, or 19.2%, to $1.1 billion when compared to the same period in 2021. Our net interest margin decreased slightly to 4.43% for the first quarter of 2022, supported by the origination of higher yielding commercial loans primarily funded with low-cost core deposits. Average loans in the quarter increased $99.0 million, or 14.6%, to $776.5 million when compared to the first quarter of 2021, fueled by growth in our commercial and multifamily loan portfolios. Excluding the effects of our PPP and NFL portfolios, average loan growth was approximately 24% when comparing the current quarter with the comparable prior period.  Our loan-to-deposit ratio was 75.1% as our low cost deposit base increased $230.3 million, or 26.8%, fueled by demand and escrow deposits.

The provision for loan losses was $640 thousand for the first quarter of 2022, a $1.2 million decrease from the same period in 2021. The decrease in the provision relates to the reduced pandemic related uncertainty and the reclassification of the NFL loan portfolio to loans held for sale in the third quarter 2021. As of March 31, 2022, Esquire had nonperforming loans held for investment of $7 thousand and an allowance to loans ratio of 1.16%.

Noninterest income was $5.5 million for the first quarter of 2022, consistent with the first quarter of 2021, driven by our payment processing platform. Payment processing volumes and transactions for the credit and debit card processing platform increased $1.3 billion, or 25.5%, to $6.2 billion and 23.2 million, or 24.5%, to 117.8 million transactions, respectively, for the quarter ended March 31, 2022, as compared to the same period in 2021. These increases were driven by expansion of our sales channels through ISOs, increased number of merchants, volume increases, the reopening of the economy post pandemic and were facilitated by our focus on technology and other resources in the payments vertical. We use proprietary and industry leading technology to ensure card brand and regulatory compliance, support multiple processing platforms, manage daily risk across 68,000 small business merchants in all 50 states, and perform commercial treasury clearing services for approximately $6.2 billion in processing volume across 117.8 million transactions. During the current quarter, our payment processing fee income stabilized as higher margin e-commerce volumes decreased, primarily due to the reopening of the economy as pandemic restrictions continued to ease nationally.

Noninterest expense increased $1.2 million, or 14.6%, to $9.4 million for the first quarter of 2022, as compared to the same period in 2021. This increase was primarily driven by increases in employee compensation and benefits, data processing, occupancy and equipment, and travel and business relations, offset by a decrease in professional and consulting services. Employee compensation and benefits costs increased $1.1 million, or 22.8%, due to increases in staff and officer level employees to support our growth, investment in digital platforms and related sales/marketing divisions, and the impact of salary, bonus and stock-based compensation increases.  Due to the effects of inflation on the overall economy and consumer prices, we pro-actively increased our employees’ base salary at year-end in excess of industry and national averages to support employee retention.  Professional and consulting service costs decreased $164 thousand, or 21.2%, partially offsetting the increase in employee compensation and benefits as previously contracted consultants were hired, primarily in our technology development and digital marketing departments. Data processing costs increased $157 thousand, or 18.4%, due to increased processing volume, primarily driven by our core banking platform, and additional costs related to our technology implementations. Occupancy and equipment costs increased $52 thousand, or 7.4%, primarily due to amortization of our investments in internally developed software to support our new digital platform and additional office space to support our continued growth. Travel and business relations costs increased $51 thousand as we re-engaged in our traditional high touch marketing and sales efforts to complement our digital marketing efforts.

The Company’s efficiency ratio was 54.3% for the three months ended March 31, 2022, as compared to 52.8% in 2021. The increase in the efficiency ratio was attributable to the investments in our digital platforms and related sales/marketing division and other resources as we continue to invest in our future, reaching more prospective clients nationally within our litigation and payment processing verticals.

The effective tax rate was 26.5% for the first quarter of 2022, as compared to 24.5% for the same period in 2021. The tax rate in the first quarter 2021 was impacted by certain discrete tax benefits related to share-based compensation.

Asset Quality

Nonperforming loans held for investment, totaling $7 thousand, consisted of several nonaccrual consumer loans. As of March 31, 2022, the allowance for loan losses was $9.5 million, or 1.16% of total loans, as compared to $13.2 million, or 1.88% of total loans at March 31, 2021. The decrease in the allowance as a percent of loans was primarily due to the charge-off of $9.0 million upon reclassification of the legacy NFL consumer post settlement loan portfolio from held for investment to held for sale during the third quarter of 2021.  On April 1, 2022, the Company finalized the sale of its legacy NFL consumer post settlement loan portfolio to a Fund in exchange for a nonvoting economic interest in the Fund valued at $13.5 million.

Balance Sheet

At March 31, 2022, total assets were $1.2 billion, reflecting a $244.5 million, or 24.5% increase from March 31, 2021. This increase was attributable to loans held for investment increasing $115.1 million, or 16.4%, to $818.0 million, driven by commercial and multifamily loans, funded with low-cost deposits. Excluding the effects of the NFL reclassification (third quarter of 2021) totaling $25.9 million and net payoffs of our PPP loans totaling $31.7 million, our loan growth was $172.2 million, or 26.6%, when comparing March 31, 2022 to 2021. Our higher yielding commercial loans grew 31% during this same period. Our sales pipeline remains robust, driven by our current and future digital marketing and technology development plans as well as our employees that will support our future growth. Commencing in the first quarter of 2022, we invested a portion of our excess liquidity in held-to-maturity securities, totaling $47.5 million at March 31, 2022. Our available-for-sale securities portfolio increased $2.6 million, or 1.9%, to $134.2 million as compared to March 31, 2021.

The following table provides information regarding the composition of our loan portfolio for the periods presented:

	At March 31,		At December 31,		At March 31,
	2022		2021		2021

	(Dollars in thousands)
Real estate:
Multifamily	$262,465	32.06%	$254,852	32.46%	$192,325	27.32%
Commercial real estate	62,447	7.63	48,589	6.19	54,458	7.74
1 – 4 family	33,468	4.09	40,753	5.19	45,356	6.44
Total real estate	358,380	43.78	344,194	43.84	292,139	41.50
Commercial	451,930	55.21	427,859	54.51	344,957	49.00
PPP	—	—	4,249	0.54	31,709	4.50
Consumer	8,281	1.01	8,681	1.11	9,246	1.31
NFL Consumer	—	—	—	—	25,945	3.69
Total loans held for investment	$818,591	100.00%	$784,983	100.00%	$703,996	100.00%

Loans held for sale, net (included in Other assets)	$15,040		$14,100		$—

Total deposits were $1.1 billion as of March 31, 2022, a $230.3 million, or 26.8%, increase from March 31, 2021. This was primarily due to a $141.5 million, or 32.2%, increase in Savings, NOW and Money Market deposits to $581.7 million, an $80.5 million, or 19.7%, increase in noninterest bearing demand deposits to $489.0 million, and an $8.2 million increase in time deposits to $19.2 million. The increase in deposits was primarily driven by commercial and escrow low-cost and noninterest bearing deposits from our litigation and small business platforms. Off-balance sheet sweep funds totaled $618.0 million at quarter end, representing additional sources of funding for future growth. Our deposit growth and off-balance sheet funds continue to demonstrate our highly efficient branchless and technology-enabled deposit platforms.

Stockholders’ equity increased $14.1 million to $143.4 million as of March 31, 2022, compared to March 31, 2021, primarily due to net income and amortization of share-based compensation, partially offset by an increase in other comprehensive losses of $6.2 million to $7.0 million when comparing the current quarter-end to year-end. This increase reflects the current unrealized losses on our available-for-sale agency MBS portfolio that was negatively impacted by recent increases in short-term market interest rates. Esquire Bank remains well above bank regulatory “Well Capitalized” standards.

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a financial holding company headquartered in Jericho, New York, with one branch office in Jericho, New York and an administrative office in Boca Raton, Florida. Its wholly-owned subsidiary, Esquire Bank, National Association, is a full-service commercial bank dedicated to serving the financial needs of the litigation industry and small businesses nationally, as well as commercial and retail customers in the New York metropolitan area. The bank offers tailored financial and payment processing solutions to the litigation community and their clients as well as dynamic and flexible payment processing solutions to small business owners. For more information, visit www.esquirebank.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” relating to future results of the Company. Forward-looking statements are subject to many risks and uncertainties, including, but not limited to: changes in business plans as circumstances warrant; changes in general economic, business and political conditions, including changes in the financial markets; and other risks detailed in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “outlook,” “aim,” “would,” “annualized” and “outlook,” or similar terminology. Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline; if the economy worsens, loan delinquencies, problem assets, and foreclosures may increase; collateral for loans, especially real estate, may decline in value; our allowance for loan losses may increase if borrowers experience financial difficulties; the net worth and liquidity of loan guarantors may decline; and our cyber security risks are increased as the result of an increase in the number of employees working remotely. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as may be required by law.

Contact Information:

Eric S. Bader

Executive Vice President and Chief Operating Officer

Esquire Financial Holdings, Inc.

(516) 535-2002

eric.bader@esqbank.com

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Statement of Condition (unaudited)

(dollars in thousands except per share data)

	March 31,	December 31,	March 31,
	2022	2021	2021
ASSETS
Cash and cash equivalents	$148,940	$149,156	$87,893
Securities purchased under agreements to resell, at cost	48,143	50,271	50,501
Securities available-for-sale, at fair value	134,161	148,384	131,595
Securities held-to-maturity, at cost	47,544	—	—
Securities, restricted at cost	2,680	2,680	2,694
Loans, held for investment	817,997	784,517	702,865
Less: allowance for loan losses	(9,491)	(9,076)	(13,181)
Loans, net of allowance	808,506	775,441	689,684
Premises and equipment, net	3,163	3,334	2,946
Other assets	49,692	49,504	32,969
Total Assets	$1,242,829	$1,178,770	$998,282

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	$488,960	$409,350	$408,411
Savings, NOW and money market deposits	581,721	599,747	440,192
Certificates of deposit	19,239	19,312	11,058
Total deposits	1,089,920	1,028,409	859,661
Other liabilities	9,524	6,626	9,355
Total liabilities	1,099,444	1,035,035	869,016
Total stockholders' equity	143,385	143,735	129,266
Total Liabilities and Stockholders' Equity	$1,242,829	$1,178,770	$998,282

Selected Financial Data
Common shares outstanding	8,076,320	8,088,846	7,829,815
Book value per share	$17.75	$17.77	$16.51
Equity to assets	11.54%	12.19%	12.95%

Capital Ratios (1)
Tier 1 leverage ratio	11.55%	11.46%	12.46%
Common equity tier 1 capital ratio	14.55%	14.79%	15.48%
Tier 1 capital ratio	14.55%	14.79%	15.48%
Total capital ratio	15.63%	15.89%	16.74%

Asset Quality - Loans Held for Investment
Nonperforming loans	$7	$6	$2,992
Allowance for loan losses to total loans	1.16%	1.16%	1.88%
Nonperforming loans to total loans	0.00%	0.00%	0.43%
Nonperforming assets to total assets	0.00%	0.00%	0.30%
Allowance to nonperforming loans	NM	NM	441%

(1) Regulatory capital ratios presented on bank-only basis.

NM – Not meaningful

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Income Statement (unaudited)

(dollars in thousands except per share data)

	Three months ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Interest income	$12,024	$11,930	$10,248
Interest expense	238	231	195
Net interest income	11,786	11,699	10,053
Provision for loan losses	640	555	1,800
Net interest income after provision for loan losses	11,146	11,144	8,253

Noninterest income:
Payment processing fees	5,316	4,908	5,370
Other noninterest income	186	259	94
Total noninterest income	5,502	5,167	5,464

Noninterest expense:
Employee compensation and benefits	6,134	5,552	4,996
Other expenses	3,246	3,197	3,192
Total noninterest expense	9,380	8,749	8,188
Income before income taxes	7,268	7,562	5,529
Income taxes	1,926	832	1,355
Net income	$5,342	$6,730	$4,174

Earnings Per Share
Basic	$0.70	$0.89	$0.56
Diluted	$0.66	$0.83	$0.53
Basic - adjusted (1)	$0.70	$0.74	$0.56
Diluted - adjusted (1)	$0.66	$0.69	$0.53

Selected Financial Data
Return on average assets	1.92%	2.44%	1.81%
Return on average equity	15.06%	19.19%	13.30%
Adjusted return on average assets (1)	1.92%	2.02%	1.81%
Adjusted return on average equity (1)	15.06%	15.85%	13.30%
Net interest margin	4.43%	4.48%	4.50%
Efficiency ratio (2)	54.3%	51.9%	52.8%

(1)	Adjusted to exclude a discrete income tax benefit of $1.2 million related to share-based compensation recognized in the fourth quarter 2021. See non-GAAP reconciliation provided elsewhere herein.
(2)	Efficiency ratio represents noninterest expenses divided by the sum of net interest income plus noninterest income.

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	For the Three Months Ended March 31,
	2022			2021
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
INTEREST EARNING ASSETS
Loans, held for investment	$776,521	$11,020	5.76%	$677,531	$9,579	5.73%
Securities, includes restricted stock	181,328	815	1.82%	119,829	468	1.58%
Securities purchased under agreements to resell	49,612	132	1.08%	51,446	161	1.27%
Interest earning cash and other	72,456	57	0.32%	57,284	40	0.28%
Total interest earning assets	1,079,917	12,024	4.52%	906,090	10,248	4.59%

NONINTEREST EARNING ASSETS	50,832			30,843

TOTAL AVERAGE ASSETS	$1,130,749			$936,933

INTEREST BEARING LIABILITIES

Savings, NOW, Money Market deposits	$489,245	$218	0.18%	$402,776	$174	0.18%
Time deposits	19,242	19	0.40%	11,189	20	0.72%
Total interest bearing deposits	508,487	237	0.19%	413,965	194	0.19%
Borrowings	50	1	8.11%	50	1	8.11%
Total interest bearing liabilities	508,537	238	0.19%	414,015	195	0.19%

NONINTEREST BEARING LIABILITIES
Demand deposits	469,938			386,826
Other liabilities	8,414			8,779
Total noninterest bearing liabilities	478,352			395,605
Stockholders' equity	143,860			127,313

TOTAL AVG. LIABILITIES AND EQUITY	$1,130,749			$936,933
Net interest income		$11,786			$10,053
Net interest spread			4.33%			4.40%
Net interest margin			4.43%			4.50%

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Non-GAAP Financial Measure Reconciliation (unaudited)

(all dollars in thousands except per share data)

Adjusted net income, which is used to compute adjusted return on average assets, adjusted return on average equity and adjusted earnings per share, excludes a discrete income tax benefit related to share-based compensation, specifically, voluntary stock option exercises.

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for this measure, this presentation may not be comparable to other similarly titled measures by other companies.

	Three months ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Net income - GAAP	$5,342	$6,730	$4,174
Less: tax benefit on share-based compensation	—	1,172	—
Adjusted net income	$5,342	$5,558	$4,174

Return on average assets – GAAP	1.92%	2.44%	1.81%
Adjusted return on average assets	1.92%	2.02%	1.81%

Return on average equity – GAAP	15.06%	19.19%	13.30%
Adjusted return on average equity	15.06%	15.85%	13.30%

Basic earnings per share – GAAP	$0.70	$0.89	$0.56
Adjusted basic earnings per share	$0.70	$0.74	$0.56

Diluted earnings per share – GAAP	$0.66	$0.83	$0.53
Adjusted diluted earnings per share	$0.66	$0.69	$0.53